Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Westaff, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report on the financial statements dated January 25, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of Westaff, Inc. and subsidiaries for the year ended October 29, 2005.

/s/ Deloitte & Touche LLP
Oakland, California
October 2, 2006